UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                    FORM 8-K

                                November 29, 2000


                           Commission File # 0-17382

             ML-LEE ACQUISITION FUND (RETIREMENT ACCOUNTS) II, L.P. (Exact name of registrant as specified in its governing instruments)


           Delaware                                 04-3028397
(State or other jurisdiction            (IRS Employer Identification No.)
of incorporation or organization)

                     2 World Financial Center-14th Floor
                       New York, New York 10281-6114
              (Address of principal executive offices and zip code)

Registrant's telephone number, including area code:  (212) 236-6576

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                              Item 5. Other Events




     On November 22, 2000, Big V Holdings Corp. ("BVH"), a Delaware corporation and a portfolio company of ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. (the "Fund"), and certain of BVH's direct and indirect subsidiaries, including Big V Supermarkets, Inc., a New York corporation ("Big V"), voluntarily filed for reorganization and bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in Delaware.

     The Fund holds a Senior Subordinated Note issued by Big V with outstanding principal in the amount of $5.6 million (on which Big V failed to pay the Fund an interest payment due on November 15, 2000), as well as 62,667 shares of common stock of BVH. As of September 30, 2000, the Fund's holdings in BVH and Big V represented approximately 35% of the Fund's remaining assets. It is unclear at this early stage in the process what impact the reorganization will have on the Fund or the Fund's carrying value for these holdings in BVH and its subsidiaries.

     As reported in the Fund's most recent Form 10-Q, the Fund has certain contractual covenants, commitments and contingencies with respect to Big V. At this time, the Fund is unable to determine the exact amount of these commitments and contingencies and therefore will not make any distributions until such time as such commitments and contingencies have been determined with more specificity.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 29th day of November 2000.


                             ML-LEE ACQUISITION FUND
                             (RETIREMENT ACCOUNTS) II, L.P.

                             By:   Mezzanine Investments II, L.P.
                                   Managing General Partner

                             By:   ML Mezzanine II Inc.,
                                   its General Partner



Dated:  November 29, 2000      /s/ Kevin T. Seltzer
                               ----------------------------------
                                   Kevin T. Seltzer
                                   ML Mezzanine II, Inc.
                                   Vice President and Treasurer
                                  (Principal Financial Officer of Registrant)